NEWS RELEASE

Company Contact:
Barry Regenstein, President
Command Security Corporation
845-454-3703

COMMAND SECURITY CORPORATION ANNOUNCES

FINANCIAL RESULTS FOR

THREE MONTHS AND FISCAL YEAR ENDED MARCH 31, 2012

Lagrangeville, New York***June 28, 2012***Command Security Corporation (NYSE MKT: MOC) announced today its financial results for the three months and the fiscal year ended March 31, 2012.

Revenues for the three months ended March 31, 2012 were $34,879,445, compared with revenues of $35,783,954 in the same period of the prior fiscal year, reflecting a decrease of 2.5%. Operating loss for the three months ended March 31, 2012 was $1,151,934, or 3.3% of revenue, compared with operating income of $352,154, or 1.0% of revenue, in the same period of the prior fiscal year. Net loss for the three months ended March 31, 2012 was $805,620, or $0.08 per basic and diluted share, compared with net income of $158,929, or $0.01 per basic and diluted share, in the same period of the prior fiscal year.

Revenues for the fiscal year ended March 31, 2012 were $141,558,169, compared with revenues of $146,490,159 in fiscal 2011, reflecting a decrease of 3.4%. Operating income for the fiscal year ended March 31, 2012 was $980,091, or 0.7%, compared with operating income of $3,321,518, or 2.3%, in fiscal 2011. Net income for the fiscal year ended March 31, 2012 was $140,760, or $0.01 per basic and diluted share, compared with $1,620,255, or $0.15 per basic and diluted share, in fiscal 2011.

The decrease in revenues for the fiscal year ended March 31, 2012, compared with fiscal 2011 was due primarily to the following events:

•	The previously reported loss of a major domestic carrier’s aviation services business at six domestic airport locations during the latter half of fiscal 2011;
•	The loss of security services contracts for a technology company, a semiconductor equipment manufacturer’s facility and a company that provides distribution services to a grocery retailer;
•	Reductions in security services hours associated with a large banking and financial services organization and
•	Reductions in service hours and rates associated with the renewal of one contract and loss of another contract with two major international air carriers at John F. Kennedy International Airport in New York.

The decrease in revenues was partially offset by the following events:

•	Increased revenues associated with an expansion of services provided under a contract with a major transportation company;
•	A new aviation services contract with a municipal airport authority; and
•	Expansion of services to new and existing security and aviation customers.

The decrease in operating and net income (loss) for the three months and fiscal year ended March 31, 2012, compared with the corresponding periods of fiscal 2011, was due primarily to: (i) the events described above; (ii) additional federal unemployment tax surcharges and (iii) professional and related fees principally associated with settlement of employment related claims. The decrease in operating and net income (loss) was partially offset by expansion of security services to a major transportation company and services to new and existing security and aviation services customers. Also, our net income (loss) included a loss on sale of investments of $167,958 and was subject to higher effective tax rates in the three months and fiscal year periods ended March 31, 2012, compared to the corresponding periods of fiscal 2011.

Chief Executive Officer Craig P. Coy said, “I remain very optimistic about our future and the direction the company is heading. In recent months, we have launched new initiatives to streamline our management structure and improve our ability to integrate all of our functions into a common platform. In furtherance of this goal, we have started the process of consolidating our corporate offices and have implemented new operating parameters to improve our margins and our operational delivery capabilities. We have made strategic new hires in the human resources and sales department, bringing on board a new Vice President of Human Resources and a new Vice President of Sales and Marketing and expanding our sales and marketing team with the hiring of additional sales executives. At the same time, we have seen a significant increase in the number and size of requests for proposals which should translate into additional revenue growth. In the near term, we are launching a strategic review of our product and service portfolio to ensure we are bringing ‘best in breed’ capabilities to the market.”

Barry I. Regenstein, President and Chief Financial Officer, said, “Looking ahead, we remain confident about the growth opportunities available to the company. Our new strategic focus has helped make great strides in building a sustainable growth platform by diversifying our client base, deepening our industry expertise and expanding our security services offerings.”

About Command Security Corporation

Command Security Corporation provides uniformed security officers, aviation security services and support security services to commercial, financial, industrial, aviation and governmental customers throughout the United States. We safeguard against theft, fraud, fire, intrusion, vandalism and the many other threats that our customers are facing today. By partnering with each customer, we design programs customized to meet their specific security needs and address their particular concerns. We bring years of expertise, including sophisticated systems for hiring, training, supervision and oversight, backed by cutting-edge technology, to every situation that our customers face involving security. Our mission is to enable our customers to operate their businesses without disruption or loss, and to create safe environments for their employees. For more information concerning our company, please refer to our website at www.commandsecurity.com.

Forward-Looking Statements

This announcement by Command Security Corporation (referred to herein as the “Company”) contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and within the meaning of the Private Securities Litigation Reform Act of 1995 about the Company that are based on management’s assumptions, expectations and projections about the Company. Such forward-looking statements by their nature involve a degree of risk and uncertainty. The Company cautions that actual results of the Company could differ materially from those projected in the forward-looking statements as a result of various factors, including but not limited to the factors described under the heading “Risk Factors” in the Company’s most recent Annual Report on Form 10-K for the fiscal year ended March 31, 2012, filed with the Securities and Exchange Commission, and such other risks disclosed from time to time in the Company’s periodic and other reports filed with the Securities and Exchange Commission. You should consider the areas of risk described above in connection with any forward-looking statements that may be made by the Company. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any additional disclosures the Company makes in proxy statements, quarterly reports on Form 10-Q, annual reports on Form 10-K and current reports on Form 8-K filed with the Securities and Exchange Commission, which are publicly available at the Securities and Exchange Commission’s website at www.sec.gov/edgar.shtml.

COMMAND SECURITY CORPORATION

	Three Months Ended March 31, (Unaudited)		Fiscal Year Ended March 31, (Audited)
	2012	2011	2012	2011

Revenues	$34,879,445	$35,783,954	$141,558,169	$146,490,159

Operating income (loss)	(1,151,934)	352,154	980,091	3,321,518

Other expense	230,686	40,225	424,331	285,263

Provision (benefit) for income taxes	(577,000)	153,000	415,000	1,416,000

Net income (loss)	$(805,620)	$158,929	$140,760	$1,620,255

Net income (loss) per common share
Basic	$(0.08)	$0.01	$0.01	$0.15
Diluted	$(0.08)	$0.01	$0.01	$0.15

Weighted average number of common shares outstanding
Basic	10,203,998	10,878,098	10,703,881	10,874,098
Diluted	10,295,153	11,035,291	10,798,741	11,090,917

	March 31, 2012	March 31, 2011
Balance Sheet Highlights	(Audited)	(Audited)

Cash	$1,175,809	$3,463,461
Accounts receivable	20,608,677	21,712,418
Total current assets	26,191,815	30,034,507
Total assets	33,041,683	37,542,059
Total current liabilities	15,235,721	18,069,361
Short-term debt	6,830,951	9,531,292
Total liabilities	15,812,063	18,788,991
Stockholders’ equity	17,229,620	18,753,068
Total liabilities and stockholders’ equity	$33,041,683	$37,542,059